Exhibit 99.1

POTLATCH TO CLOSE PRESCOTT LUMBER MILL

Spokane, Wash.–March 27, 2008–Potlatch Corporation (NYSE: PCH) today announced the permanent closure of the company’s lumber mill in Prescott, Arkansas, due to poor market conditions.

The Prescott mill, which was purchased by Potlatch in 1966, employs 182, and produces southern yellow pine dimensional lumber primarily for the home building industry. The ongoing housing crisis has resulted in historic low demand for lumber and significantly reduced lumber pricing. Over the coming weeks, the mill will process the remaining inventory of logs, finish and ship the remaining lumber, and permanently cease operations in May.

“The decision to close this operation is a difficult, but necessary decision,” said Vice President of Wood Products Rick Kelly.

In addition to a very weak lumber market, the mill’s close proximity to other wood products facilities translates to increased competition for logs, which drives up raw material prices and requires logs to be transported from greater distances.

“Our Prescott employees have done exceptional work over the years and we regret that despite those efforts the operation is not viable,” said Manufacturing Manager Brad Fountain. “We will work with state and federal agencies to help lessen the impact of the closure for our employees.”

Potlatch owns 1.65 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin, and operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs 3,800 people, also conducts a land sales and development business. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.